Exhibit 99.3

Dear Inspirato Team,

I am writing to let you know that we just issued a press release announcing two major developments at Inspirato:

•	A $10 million investment in the company.

•	The appointment of a new CEO and Chairman of the Board.

Read the press release here. [link to unique URL with the release]

We usually aim to give you advance notice of announcements like these. However, due to a combination of timing factors, we had to issue the press release first this time. I want to make sure you're fully informed and offer some context.

$10 Million Investment in Inspirato

As many of you know, we have been working to strengthen Inspirato’s liquidity and improve our capital structure. I am pleased to share that One Planet Group LLC has entered into an agreement to invest $10 million into the company, which will make it our largest shareholder. For those of you not familiar with One Planet Group, it is a closely held private equity firm with a mission to support strong business ideas while building an ethos that helps improve society and give back to communities.

Read more about One Planet Group here.

New CEO and Chairman of the Board

With this investment, the founder of One Planet Group, Payam Zamani, will join Inspirato as our new CEO and Chairman of the Board. Payam is an extraordinary leader and visionary with a remarkable business track record and inspiring personal story. I had the privilege of working with him earlier in my career, where I saw firsthand the exceptional energy and, he brings to any organization. Importantly, Payam shares our member-centric approach and is ideally suited to take Inspirato and everything we stand for to new heights. To introduce himself and share some initial thoughts, Payam will be sending emails to all employees and our members today.

Read more about Payam here.

All-Employee Town Hall Meetings

I recognize that between yesterday’s employee reduction in force and today’s announcements - this is a lot to digest. Payam, Robert and I will be hosting an Empoyee Town Hall Meeting on Wednesday at 10:30am MT to provide more information and answer questions. If you are in Denver, please join us in the office on Wednesday to meet Payam.

Thank You

This is undoubtedly a challenging time, full of mixed emotions. We are saying goodbye to valued colleagues and at the same time, we are starting a new chapter at Inspirato. We will all need to process this juxtaposition in our own way. For my part, let me just say – I am enormously grateful to you all. And I remain committed to working with you to make Inspirato the very best it can be.

Thank you for all you do.

David

David S. Kallery
President

o: 720.370.2515

m: 415.577.1889
e: dk@inspirato.com
www.inspirato.com

The way you travel sets you apart. Our Club brings you together. Learn more about Inspirato Club membership.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the future financial or operating performance of Inspirato (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “intend,” “target,” or the negative of these words or other similar expressions that concern the Company’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this release include, but are not limited to, the Company’s ability to consummate the transactions described herein and satisfy applicable closing conditions, including stockholder approval, where applicable. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in the Company’s plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the risk of the Company’s stockholders not approving the transactions, the occurrence of any event, change or other circumstances that could result in the definitive investment agreement being terminated or the transactions not being completed on the terms reflected in the investment agreement, or at all, and uncertainties as to the timing of the consummation of the transactions; the ability of each party to consummate the transactions; and other risks detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2024. All information provided in this communication is as of the date hereof, and the Company undertakes no duty to update this information unless required by law. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date of this communication.

Additional Information and Where to Find It

The Company, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with a special meeting (the “Special Meeting”) to approve a proposal to issue a portion of the securities contemplated by the transactions described herein. The Company plans to file a proxy statement (the “Special Meeting Proxy Statement”) with the SEC in connection with the solicitation of proxies for the Special Meeting. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Special Meeting Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s proxy statement for the 2024 annual meeting of stockholders as filed with the SEC (the “2024 Proxy Statement”). To the extent that such participants’ holdings of the Company’s securities have changed since the amounts set forth in the 2024 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4s filed with the SEC.

Promptly after filing the definitive Special Meeting Proxy Statement with the SEC, the Company will mail the definitive Special Meeting Proxy Statement and related proxy card to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE SPECIAL MEETING PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Special Meeting Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Special Meeting Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Special Meeting will also be available, free of charge, at the Company’s investor relations website (https://investor.inspirato.com/) or by writing to the Company at Inspirato Incorporated, 1544 Wazee Street, Denver, Colorado 80202, Attention: Investor Relations.